Exhibit 99.1

West Corporation	AT THE COMPANY:
11808 Miracle Hills Drive Omaha, NE 68154	Carol Padon Investor Relations (402) 963-1500

West Corporation Reports Strong First Quarter Results

Consolidated Operating Income Reaches $59.1 Million

On Consolidated Operating Margins of 16.4%

OMAHA, NE, April 20th, 2005 – West Corporation (NASDAQ: WSTC), a leading provider of outsourced communication solutions, today announced its first quarter 2005 results.

Financial Summary (unaudited)

(In millions, except per share amounts and percentages)

	Three Months Ended
	Mar 31
			Percent
	2005	2004	Change
Total Revenue	$359.6	$289.4	24.3%
Operating Income	$59.1	$44.7	32.1%
Net Income	$33.5	$27.4	22.3%
Earnings per share (basic)	$0.49	$0.41	19.5%
Earnings per share (diluted)	$0.47	$0.40	17.5%

“We are pleased to report solid growth in each of our business segments,” said Thomas B. Barker, Chief Executive Officer of West Corporation. “Our continued investment through capital expenditures and acquisitions has yielded outstanding operating results, demonstrating the strength of our overall business.”

Consolidated Operating Results

For the first quarter ended March 31, 2005, revenues were $359.6 million compared to $289.4 million for the same quarter last year, an increase of 24.3%. Revenue from acquired entities accounted for $50.5 million of this increase. Operating income for the first quarter was $59.1 million, an increase of 32.1% compared to $44.7 million for the first quarter of 2004. Net income was $33.5 million, up 22.3% compared to $27.4 million in the same quarter last year. Diluted earnings per share were $0.47 versus $0.40 in the same period of 2004.

Margins

The company reported consolidated operating income as a percentage of revenue of 16.4% in the first quarter of 2005, up from 15.5% in the comparable quarter last year. The operating margin improvements for the quarter are the result of increased revenues in the traditionally higher margin Conferencing and Receivables Management segments. The Company also experienced improved margins in the Communications Services and Receivables Management segments.

Balance Sheet

At March 31, 2005, West Corporation had cash and short-term investments totaling $33.6 million and a current ratio of 1.8 to 1. Net cash flows from operating activities were $59.4 million for the first quarter, an increase of $2.7 million over the first quarter of 2004. As of March 31, 2005, the company had $210 million of capacity available on its bank line of credit.

“During the first quarter, we invested $16.3 million in capital expenditures as we continued to improve our business, expanding seven domestic and one international contact center to support new business opportunities,” commented Paul Mendlik, Chief Financial Officer of West. “Through these investments we added approximately 500 workstations, including 229 workstations at our international call centers.”

Conference Call

The company will hold a conference call to discuss earnings on April 21st at 10:00 AM Central Time. Investors may access the call by visiting the Investor Relations section of the West Corporation website at www.west.com and clicking on the Live Webcast icon. If you are unable to participate during the live webcast, a replay of the call will also be available on the website.

About West Corporation

West Corporation is a leading provider of outsourced communication solutions to many of the world’s largest companies. The company helps its clients communicate effectively, maximize the value of their customer relationships and drive greater revenue from each transaction. West’s integrated suite of customized solutions includes customer acquisition, customer care and retention services, interactive voice response services, and conferencing and accounts receivable management services.

Founded in 1986 and headquartered in Omaha, Nebraska, West has a team of approximately 28,000 employees based in North America, Europe and Asia.

For more information, please visit www.west.com.

This news release contains forward looking statements within the meaning of the Federal securities laws. You can identify forward looking statements by the use of such words as “will,” “expect,” “plans,” “believes,” “estimates,” “intend,” “continue,” or the negative of such terms, or other comparable terminology. Forward looking statements also include the assumptions underlying or relating to any of the foregoing statements.

Our results could differ materially from the expectations expressed in these statements. Further information regarding the factors that could cause actual results to differ from expected projected results can be found in documents filed by the company with the United States Securities and Exchange Commissions (the “SEC”) including our annual report on Form 10-K for the year ended December 31, 2004, and subsequently filed quarterly reports on Form 10-Q. We assume no obligation to update these forward looking statements.

WEST CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited, in thousands except per share and selected operating data)

	Three Months Ended March 31,		%
	2005	2004	Change
Revenue	$359,557	$289,368	24.3%
Cost of services	165,937	125,934	31.8%
Selling, general and administrative expenses	134,541	118,695	13.4%

Operating income	59,079	44,739	32.1%
Other income (expense), net	(2,362)	(1,273)	85.5%

Income before tax	56,717	43,466	30.5%
Income tax expense	19,480	16,039	21.5%
Minority Interest	3,697	—

Net income	$33,540	$27,427	22.3%

Earnings per share:
Basic	$0.49	$0.41	19.5%
Diluted	$0.47	$0.40	17.5%
Weighted average common shares outstanding:
Basic	68,414	67,297
Diluted	70,805	68,754

SELECTED OPERATING DATA:
Revenue:
Communication Services	218,446	203,742	7.2%
Conferencing	88,192	75,228	17.2%
Receivables Management	54,006	10,656	406.8%
Inter segment eliminations	(1,087)	(258)	321.3%

Total	359,557	289,368	24.3%

Operating Income:
Communication Services	30,565	26,886	13.7%
Conferencing	18,147	16,778	8.2%
Receivables Management	10,367	1,075	864.3%

Total	59,079	44,739	32.1%

Operating Margin:
Communication Services	14.0%	13.2%	6.1%
Conferencing	20.6%	22.3%	-7.6%
Receivables Management	19.2%	10.1%	90.1%

Total	16.4%	15.5%	5.8%

Number of workstations
(end of period)	16,269	14,389	13.1%
Number of Communication Services ports
(end of period)	133,684	141,840	-5.8%

Condensed Balance Sheet

	March 31,	December 31,	%
	2005	2004	Change
Current assets:
Cash and short-term investments	$33,649	$32,572	3.3%
Trade accounts receivable, net	192,301	195,598	-1.7%
Portfolio receivables, current	30,216	26,646	13.4%
Other current assets	27,716	27,244	1.7%

Total current assets	283,882	282,060	0.6%
Net property and equipment	218,311	223,110	-2.2%
Portfolio receivables, net	55,342	56,897	-2.7%
Goodwill	579,535	573,885	1.0%
Other assets	134,714	135,254	-0.4%

Total assets	$1,271,784	$1,271,206	0.0%

Current liabilities	$161,317	$160,755	0.3%
Long Term Obligations	199,428	238,354	-16.3%
Other liabilities & minority interest	86,463	82,642	4.6%
Stockholders’ equity	824,576	789,455	4.4%

Total liabilities and stockholders equity	$1,271,784	$1,271,206	0.0%